UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under Rule 14a-12

AMERICAN ACCESS TECHNOLOGIES, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 17, 2006, registrant issued the following press release.

American Access Technologies Reports Sales of

Third Quarter and Nine Months Ended September 30, 2006

Updates status of proposed business combination with M & I Electric

Keystone Heights, FL – October 17, 2006 – PRNewswire – First Call - American Access Technologies, Inc. (NASDAQ: AATK) announces that preliminary unaudited sales for the three months ended September 30, 2006 were approximately $2,034,000, a decrease of 14% over third quarter 2005 sales of $2,357,703. For the nine months ended September 30, 2006, preliminary unaudited sales were $6,333,000, a 1% increase over the 2005 period of $6,293,400.

Significant factors contributing to the decrease in sales in third quarter 2006 are the timing of various zone and wireless projects, and a continued focus on higher margin products and customers.

Tim Adams, President and Chief Operating Officer, commented, “We are pleased that American Access Technologies recorded our sixth straight quarter of sales in excess of $2 million. We are committed to continue our focus on profitable growth and improved manufacturing efficiencies.”

Detailed information on financial results for the third quarter and nine months ended September 30, 2006 will be included in the Company’s Quarterly Report on Form 10-QSB that will be filed with the Securities and Exchange Commission on or before November 14, 2006. The preliminary results noted above are subject to revision.

Update on M & I Electric Industries, Inc.

The board of directors is scheduled to receive final due diligence reports and presentations concerning the proposed business combination with M & I Electric Industries, Inc. at its October 27, 2006 meeting and expects to review, discuss and vote upon the definitive agreement for such transaction at the meeting. The Company will issue a press release reporting on the action taken by the board as soon as possible after the conclusion of the meeting.

About American Access Technologies, Inc.

American Access Technologies, Inc. manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors, and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. The Omega Metals division manufactures proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and U.S. government contractors.

Our Company SEC filings, news and product/service information are available at www.aatk.com.

Cautionary Note Concerning Forward-Looking Statements: This press release contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding future levels of revenues and profits. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future levels of revenues and profits will be achieved or achieved on the schedule indicated. Furthermore, unanticipated future events, conditions and financial trends may affect the Company’s revenues, operating results and financial position. Prospective investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in the Company’s SEC filings. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied therein will not be realized.

Investor Notice: American Access Technologies, Inc. will file a proxy statement and other documents with the Securities and Exchange Commission in relation to the proposed business combination with M&I Electric Industries, Inc. Investors and shareholders are urged to carefully read these documents when they become available because they will contain important information concerning American Access Technologies, Inc., M&I Electric Industries, Inc. and the proposed business combination. A definitive proxy statement will be sent to shareholders of American Access seeking their approval of the transactions contemplated in connection with the business combination. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents containing information about American Access, without charge, at the SEC’s website at http://www.sec.gov . Copies of the American Access proxy statement and the SEC filings that will be incorporated by reference in the proxy statement may also be obtained free of charge by directing a request to Joseph McGuire, CFO of American Access, at (352) 473-6673, by e-mail to jmcguire@aatk.com or by accessing its website at http://www.aatk.com .

American Access Technologies, Inc. and its officers and directors may be deemed to be participants in the solicitation of proxies from its shareholders. Information about these persons and a description of their direct or indirect interests, by security holdings or otherwise, can be found in American Access’ Annual Report on Form 10-KSB filed with the SEC, and additional information about such persons may be obtained from the proxy statement related to this transaction when it becomes available.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities. The securities to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.